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                                                                   EXHIBIT 10.14

                               [ANTEC LETTERHEAD]



                                            January 6, 1998


Mr. James L. Faust
30 Logan Terrace
Golf, IL 60029

Dear Jim:

I am writing to set forth our agreement for your new relationship with ANTEC.

Effective February 1, 1998, you are being retained as a consultant to the Company for a period of five years ending January 31, 2003. During this period, you will consult with and assist the Company on matters which are within your expertise. Your relationship with the Company will be that of an independent contractor as distinguished from an employee or agent. As such, you are free to work for others. Requests for your assistance will be scheduled to not unreasonably interfere with the time you are required to spend on other activities. However, without the Company's consent, which will not be unreasonably withheld, you will not undertake any activities which would materially interfere with your ability to consult with the Company on major matters.

You will be paid a fee of $550,000 payable in quarterly installments of $27,500. It is contemplated that you will continue as a director of the Company through at least the 1999 stockholder meeting. Any fees you receive as a director of the Company, including the value of stock units on the date of grant, will be deducted from the fee payable to you as a consultant. You will be reimbursed for reasonable expenses incurred by you in connection with matters assigned to you. For one year, the Company will absorb the premium you would otherwise have to pay the Company for the cost of your COBRA medical coverage and will provide the financial/tax counseling you are currently receiving as an employee. For the period ending January 31, 2003, the Company will make available to you the life insurance you are currently receiving as an employee. You will continue to pay the portion of the premium for this coverage you are currently paying.

During the period you are a consultant to the Company, all your options to purchase stock (except as provided below) and your restricted stock will continue to vest in accordance with their terms. The only exception is the special stock option granted to you on May 7, 1997 to purchase 250,000 shares. This option will expire on January 31, 1998, and you are expressly and unconditionally waiving any rights you may otherwise have in this option.

The above arrangement is in lieu of any rights you may have under your employment agreement with the Company and any other understandings with the Company, including without limitation, any agreement for a special pension or additional credit under the Company's pension plan. In consideration of the above arrangement, you are releasing the Company from any liability to you, other than as set forth in this agreement, including without limitation, any liability arising from the termination of your employment under the laws protecting you from discrimination because of your age or otherwise.

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Mr. James L. Faust
January 6, 1998
Page 2

Jim, I think you know I have enjoyed our association over the past three years and am pleased with what we have accomplished. I look forward to the continuation of our business relationship in this new format which I believe will be beneficial for you and the company. Please indicate your agreement by signing a copy of this letter.

                                                  Sincerely,

                                                  /s/Lawrence A. Margolis
                                                     ---------------------
                                                  Lawrence A. Margolis
                                                  Executive Vice President

/jb


Agreed:   /s/James L. Faust
             -----------------------
             James L. Faust

Dated:             1/13,1998
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